215 First Street, Cambridge, MA 02142 www.sagerx.com

EXHIBIT 10.1

August 4, 2021

Christopher Benecchi

Dear Christopher:

At Sage, our mission is to make life better for patients with central nervous systems diseases by discovering, developing, and delivering important new medicines to the market. Our success results from our people creating products with benefits for patients coupled with our drive to excel in all areas of our business.

On behalf of Sage Therapeutics, (the “Company” or “Sage”), I am pleased to extend an offer of employment to you.  You have made an outstanding impression, and we welcome you to join our team and our quest to make a difference for patients.  The purpose of this letter is to summarize the terms of your employment with the Company.

Position

Chief Commercial Officer, Reporting to Barry Greene.

This position is a key factor in Sage’s continued success, and we are confident that it will be an exciting opportunity for you as well.  In considering this role, we ask that you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company.

Compensation

Your base rate of compensation will be $18,333.33 bi-monthly (annualized rate of $440,000.00), less all applicable federal, state, and local taxes and withholdings, to be paid in installments in accordance with the Company's standard payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company.

215 First Street, Cambridge, MA 02142 www.sagerx.com

In addition, you will be eligible to participate in the Sage Bonus Plan at an annual target of 40.00% of your base salary, which will be prorated based upon your date of hire. Eligible employees starting on or before November 1 in the current plan year are eligible to participate in the plan. This discretionary bonus will be based on the Company’s assessment and attainment of corporate and individual goals.

Subject to the approval of the Company’s Board of Directors (the “Board”) or designee and in connection with the commencement of your employment, you will be granted an equity award that includes a stock option grant (the “Option”) and a performance share unit ( “PSU”) grant. The Option grant will be to purchase 45,000 shares of the Company’s common stock, and the PSU grant will be for 22,500 units. The Option and PSUs will be granted on the first business day of the month following the commencement of your employment.

The exercise price of the Option will be equal to the fair market value of the Company’s common stock on the date of grant. The Option will vest as follows: the Option will become exercisable as to 25% of the shares on the first anniversary of the Vesting Commencement Date, as defined below; and thereafter, shall become exercisable as to the remaining 75% of the shares in 36 equal monthly installments following the first anniversary of the Vesting Commencement Date until fully vested. The Vesting Commencement Date is your date of hire with the Company.

The PSUs will vest upon the achievement of certain performance goals of the Company. The goals and associated vesting are determined annually by the Board and are reflected in the grant agreement that will be provided to you. On any PSU vesting date, the tax liability will automatically be settled through net settlement of shares, and you will be issued the remaining vested shares.

Vesting of both the Option and PSUs assumes continued employment with Sage on the relevant vesting date(s).  The Option and PSU grants will be subject to the terms and conditions of the Company’s then-current shareholder-approved equity plan and its standard form of equity agreements.

Sign On Bonus

The Company will provide you with a sign-on bonus of $200,000.00, to be paid on your first pay cycle, which will be subject to customary deductions and withholdings as required by law.  If you should voluntarily terminate your employment with Sage within the first 12 months of receiving the sign-on bonus, you agree to return the net amount of the payment within 30 days of your departure date.  If you should voluntarily terminate your employment with Sage within 13-24 months of receiving the sign-on bonus, you agree to return to the Company 50% of the net amount of the sign-on bonus within 30 days of your departure date.

Benefits

215 First Street, Cambridge, MA 02142 www.sagerx.com

Because we care about the well-being of our employees, we are pleased to provide you with a comprehensive benefits and wellness package.  This is meant to assist you in staying healthy, planning for the future, and developing your career.  Our benefits currently include medical, dental, vision, vacation, wellness benefit, flexible-spending accounts, 401k, and much more.  Additional information about these benefits is outlined in the enclosed summary.

Eligibility for Employment

For purposes of federal immigration law, you will be required to provide the Company documentary evidence that you are eligible for employment in the United States and evidence of your identity.  This requirement applies to U.S. citizens, as well as foreign nationals.  Such documentation must be provided to the Company within three (3) business days of your date of hire.  Please bring the appropriate documents with you on your first day of employment.

Employee Agreement

As a condition of your employment, you will be required to execute the “Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity” (the “Employee Agreement”).

Employment Relationship

You acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the Company.  Either you or Sage has the right to terminate your employment at any time, with or without cause, and with or without notice.

Prior Obligations

By signing this letter, you represent that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.  Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions, and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.

To accept this offer of employment, please sign this letter in the space provided below and return it to me along with the signed Employee Agreement.  This offer will remain open for two business days from the date of this letter. This offer is contingent on a satisfactory background check and reference checks.

We are very enthusiastic about having you join our team!  We believe you will make a critical contribution to our success and believe that the opportunities presented will allow you significant personal and professional growth.  We hope that you will find Sage a rewarding experience.  If you have any questions, please do not hesitate to call anytime.

215 First Street, Cambridge, MA 02142 www.sagerx.com

/s/ Christopher E. Benecchi

SIGNATURE

8/4/21

DATE

Very truly yours,
Sage Therapeutics

/s/ Michael McFarlane

By: Michael McFarlane

Director, Talent Acquisition, People Operations & Analytics